Exhibit 99.01

Smart Chip                                           "Smarter Loyalty Solutions"
Technologies                                         800.513.6469 | www.sctn.com


November 1, 2004

Dear SCTN Shareholder:

This letter is to update you on the Company's progress since our August shareholder letter. Smart Chip Technologies (SCTN) continues to make significant progress on all fronts, despite an extreme shortage of working capital.

SCTN is deploying our new customer retention management suite including Loyalty, Stored Value, and Gift Cards to contracted clients and we are on target to begin recurring revenue this quarter.

Administrative, Legal, and Finance

After achieving a major milestone with the submission of our filings to the SEC for 2002 and through September 30, 2003, we have prepared the material required to begin the audit for the remaining 10-K for 2003 and 10-Qs for the March 31, June 30, and are preparing the information for September 30, 2004 quarterly filings. We have been stalled in our efforts to begin the audit due to lack of funds. A significant sales contract that would have financed the audit is in progress but delayed. Additional funding is needed to begin the audit and become current in our SEC filings, so we can begin the move off of Pink Sheets and onto the OTC Bulletin Board. All remaining SEC filings will be submitted as soon as possible after audit commencement, to bring us current on SEC filings.

We continue to settle or eliminate old debts. The Board is in the process of eliminating and/or reducing the number of convertible notes, stock options, and outstanding contracts that are convertible to stock, in an effort to clean up the "stock overhang" created by financial instruments issued in the past.

Sales, Marketing, and Business Development

Our sales team continues to receive tremendous response to our strategy of making SCTN loyalty, stored value, and gift card products that work on any platform. Because of our system's platform-independence combined with unmatched program flexibility, SCTN has been contacted by many prospects awaiting product demonstrations, and many more are still engaged in licensing discussions.

Our current sales channel partners have begun the sales cycle with several major prospects throughout Asia, Europe, South Africa, and Australia. We expect these efforts to result in significant new business in 2005.

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Product Development and Deployment

We have begun the implementation process for Collective POS to provide Loyalty and Gift Card programs to their merchant clients, including the resolution of security and telecommunications issues, and integrating our system with their existing business operations.

We are also deploying our system for Nishe Media, a client of our sales channel partner Retention Management Group (RMG). Originally, RMG intended to host the Loyalty Central(TM) system for Nishe and other clients, but we have recently revised the contract to host Loyalty Central(TM) ourselves. This will enable us to better service the end-user and will increase SCTN recurring revenues. Nishe will begin its rewards and gift card program on magnetic-stripe, and then migrate to using the smart chip in the card.

We anticipate hosting the pilots in-house, then moving the operation to a large co-hosting facility with which we are currently negotiating a business relationship.

Conclusion

We are focused on rolling out and supporting multiple product pilots, closing new and larger revenue contracts, adding sales channel partners worldwide, and completing the cleanup of the Corporation.

We continue to make substantial forward progress with little cash. As projected, operational expenses are increasing during the product deployment phase, however we are confident in our ability to continue as a viable entity to the point where revenues exceed required operating expense. Incremental investment and anticipated licensing revenues will sustain us until adequate revenues are generated.
Our goal is still to become cash flow neutral by mid-2005, and then profitable via recurring licensing and transaction revenues. Additional cash infusion at this point will greatly expedite patent expansion, defense, and profitability.

Thank you for your continued support. If you have not already done so, please click on "Log into `My SCTN'" from the www.sctn.com home page or Investor Relations page to update your contact information, send us comments, and access expanding investor content.

Best regards,

David J. Simon
Chairman and CEO
SCHIMATIC Cash Transactions Network.com, Inc.
dba Smart Chip Technologies

Any statements contained in this letter that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

     Corporate Office | 330 East Warm Springs Road, Las Vegas, NV 89119 U.S.
      U.S. 800.513.6469 | International +1.702.837.3594 | Fax 702.993.2880